J.W. Childs Equity Partners, L.P.
UHS Acquisition Corp.
November 25, 1997
Page 1
                                                               Exhibit 6

                                    November 25, 1997



J.W. Childs Equity Partners, L.P.
c/o J.W. Childs Associates, L.P.
One Federal Street
Boston, MA 02110
Attention: President

UHS Acquisition Corp.
c/o J.W. Childs Associates, L.P.
One Federal Street
Boston, MA 02110
Attention: President


                  Re:   Support/Voting Agreement

 Gentlemen:

            The undersigned understand that J.W. Childs Equity Partners, L.P. ("Holdings"), UHS Acquisition Corp., a wholly owned subsidiary of Holdings ("Merger Sub"), and Universal Hospital Services, Inc., a Minnesota corporation ("UHS"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Merger Sub with and into UHS (the "Merger"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. The undersigned are entering into this letter agreement at the request of Holdings and Merger Sub, as a condition to their willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

            Section 1. The undersigned confirm and agree with you as follows:

            A. He or she is the beneficial and, record owner of the number of shares of common stock, par value $.01 per share, of UHS ("UHS Common Stock") set forth opposite his or her name on Schedule I hereto (together with the associated preferred stock purchase rights, the "Shares"), free and clear of all liens, charges, encumbrances, adverse claims, voting agreements and commitments of every kind, except as disclosed on Schedule I. Except as set forth on Schedule I and except for Options held by him as set forth in Schedule 2.2 to the Merger Agreement, none of he, she or any company, trust or other entity controlled by him, her or them owns any additional shares of the capital stock of UHS or any interest therein or has any voting rights with respect to any additional shares of capital stock of UHS.

            B. They will not, and will not permit any company, trust or other entity controlled by them or either of them, to (i) contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or options or securities convertible thereinto or any voting rights with respect thereto, other than as contemplated hereby, or
(ii) take any action which would make any representation or warranty made by them in this Agreement untrue or incorrect.

            C. They will, and will cause any company, trust or other entity controlled by them or either of them to, cooperate fully with you in connection with the Merger Agreement and the transactions contemplated thereby. They will not, and will not permit any such company, trust or other entity to, directly or indirectly (including through its officers, directors, employees or other representatives) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving UHS, or acquisition of any capital stock or any material portion of the assets of UHS, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Holdings, Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing herein shall restrict him from taking any action in his capacity as an officer or director of UHS that he is permitted to take in such capacity under the Merger Agreement.

            D. They will, and will cause any company, trust or other entity controlled by them or either of them to, vote all of the Shares in favor of the Merger, the Merger Agreement and the transactions contemplated thereby, and none of he, she or any company, trust or other entity controlled by them or either of them will vote any of the Shares (or grant any proxy with respect to any of the Shares) in favor of any Competing Transaction at any meeting of the shareholders of UHS.

            E. They agree that (i) at the Effective Time, the Shares will not be cancelled, extinguished or converted into the right to receive the Merger Consideration, but instead each Share will remain issued and outstanding as one fully paid and nonassessable share of common stock of the Surviving Corporation, and (ii) upon consummation of the Merger, all Options held by him as set forth in Schedule 2.2 to the Merger Agreement will not be cancelled in exchange for the Option Consideration in accordance with Section 1.8(a) of the Merger Agreement, but instead all such Options will remain issued and outstanding options to purchase shares of common stock of the Surviving Corporation. Holdings agrees that its capital contributions to Merger Sub (and thus to the Surviving Corporation) in connection with the Merger will be made in cash on the basis of $15.50 per share of common stock. For purposes of this
Section 1(E) only, "Shares" includes any shares of UHS Common Stock acquired by the undersigned after the date hereof and prior to the Effective Time pursuant to employee benefit plans of UHS. Holdings further agrees that David Dovenberg shall be entitled to designate other members of management of the Surviving Corporation, subject to the approval of the Board of Directors of the Surviving Corporation, who shall be given the right to purchase shares of common stock of the Surviving Corporation for cash on the basis of $15.50 per share of common stock.

            F. They represent and warrant that they have all necessary power and authority to enter into this letter agreement and that this letter agreement is the legal, valid and binding agreement of each of them, and is enforceable against each of them in accordance with its terms.

            G. They agree that they will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Holdings or Merger Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote the Shares as contemplated by
Section 1(D).

            Section 2. UHS agrees with and covenants to Holdings and Merger Sub that UHS shall not register the transfer of any of the undersigned's Shares without the prior written consent of Holdings.

            Section 3. UHS and the undersigned agree that damages are an inadequate remedy for the breach of any term or condition of this letter agreement and that you shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce the terms of this letter agreement.

            Section 4. This letter agreement may be terminated at the option of any party at any time upon the earlier of (i) termination of the Merger Agreement, or (ii) the Effective Time (as defined in the Merger Agreement).

            Section 5. Holdings and Merger Sub hereby agree that the obligations of the undersigned hereunder, including without limitation, the agreements of the undersigned contained in Section 1(D) and (E) hereof, are expressly conditioned upon the observance and performance by Holdings and Merger Sub of their respective obligations hereunder in all material respects.

            Section 6. Holdings and Merger Sub hereby agree to pay or reimburse, or cause UHS to pay or reimburse, the undersigned for legal fees reasonably incurred by them, or either of them, in connection with the negotiation, execution and delivery of this Agreement, the related Employment Agreement of even date herewith between David E. Dovenberg and Merger Sub and any other agreements that Holdings or Merger Sub requests you to enter into in connection with the Merger Agreement and the transactions contemplated thereby.

            Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof.

                                                Very truly yours,

                                                /s/ David E. Dovenberg
                                                Name: David E. Dovenberg

                                                /s/ Jean Marie Dovenberg
                                                Name: Jean Marie Dovenberg

Acknowledged and agreed to as to Sections 2 and 3:
Universal Hospital Services, Inc.
By:  /s/ Thomas A. Minner
    Name:
    Title:

Confirmed on the date first above written:
J.W. Childs Equity Partners, L.P.

By: J.W. Childs Advisors, L.P.
    General Partner

By:  J.W. Childs Associates, L.P.
    General Partner

By: J.W. Childs Associates, Inc.
    General Partner
By:  /s/ Steven G. Segal
    Name: Steven G. Segal
    Title: Vice President

UHS Acquisition Corp.
By:  /s/ Steven G. Segal
    Name: Steven G. Segal
    Title: President





                                SCHEDULE I


                                       Number of Shares Owned
Shareholder                            Beneficially or of Record



David E. Dovenberg and
Jean Dovenberg                         170,613


170,613 total above represents Shares owned individually or jointly. For purposes of this letter agreement, "Shares" excludes 1,158 shares of common stock owned by the Dovenberg's daughter, Kirsten; such shares would not be "rolled over" but would be converted into the right to receive the Merger Consideration.

Certain of the Shares are pledged to secure a margin loan containing customary terms in the amount of approximately $97,000. To the extent that such margin loan is required to be repaid, Holdings will, or will cause the Company to, loan Mr. Dovenberg (on terms reasonably satisfactory to Holdings and Mr. Dovenberg) an amount sufficient to repay the margin loan (or portion thereof that is required to be repaid).